                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                Food Lion, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                FOOD LION, INC.
                              2110 EXECUTIVE DRIVE
                                 P.O. BOX 1330
                      SALISBURY, NORTH CAROLINA 28145-1330
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    TO THE SHAREHOLDERS OF FOOD LION, INC.:
                             ---------------------

     The Annual Meeting of the Shareholders of Food Lion, Inc. (the "Company") will be held at 10:00 a.m. on Thursday, May 7, 1998, at the Catawba College Keppel Auditorium, Salisbury, North Carolina, for the following purposes, all as more fully described in the accompanying Proxy Statement:

        1. To elect ten members to the Board of Directors;

        2. To consider and vote on a proposal to ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants for the fiscal year ending January 2, 1999; and

        3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on March 20, 1998 as the record date for the determination of shareholders entitled to vote at the meeting and, accordingly, only shareholders who are otherwise entitled to vote and who are holders of record at the close of business on that date will be entitled to notice of and to vote at the meeting. The transfer books of the Company will not be closed. A Proxy Statement and proxy card are enclosed herewith. You are urged to date, sign and return the proxy card promptly in the envelope provided.

                                          TOM E. SMITH
                                          Chairman of the Board, President
                                          and Chief Executive Officer

April 15, 1998

SHAREHOLDERS MAY REVOKE A PROXY UPON DELIVERY TO THE SECRETARY OF THE COMPANY OF A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. SHAREHOLDERS MAY ALSO REVOKE A PROXY BY ATTENDING THE ANNUAL MEETING OF SHAREHOLDERS AND VOTING IN PERSON.

                                FOOD LION, INC.
                              2110 EXECUTIVE DRIVE
                                 P.O. BOX 1330
                      SALISBURY, NORTH CAROLINA 28145-1330
                             ---------------------

                                 APRIL 15, 1998
                             ---------------------

                                PROXY STATEMENT

     The accompanying proxy is solicited by and on behalf of the Board of Directors of Food Lion, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at 10:00 a.m. on May 7, 1998, at the Catawba College Keppel Auditorium, Salisbury, North Carolina, and at any adjournment or postponement thereof (the "Annual Meeting"). The entire cost of such solicitation will be borne by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and the Company may reimburse them for their expenses in doing so. Personal solicitations may be conducted by directors, officers and employees of the Company. This Proxy Statement and accompanying proxy card will be mailed to shareholders on or about April 15, 1998.

     The shares represented by the accompanying proxy and entitled to vote will be voted if the proxy card is properly signed and received by the Company prior to the meeting. Where a choice is specified on any proxy card as to the vote on any matter to come before the meeting, the proxy will be voted in accordance with such specification. If the proxy card is properly signed and returned, but where no choice is specified, the proxy will be voted (i) for the election of the persons nominated to serve as the directors of the Company named in this Proxy Statement, (ii) for the proposal to ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants for the fiscal year ending January 2, 1999 and (iii) in such manner as the persons named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the Annual Meeting.

                        VOTING SECURITIES OF THE COMPANY

     The Company is authorized to issue and has outstanding (i) non-voting shares of Class A Common Stock, par value $.50 per share ("Class A Common Stock"), and (ii) voting shares of Class B Common Stock, par value $.50 per share ("Class B Common Stock") (collectively, the "Common Stock"). Holders of record of the Class B Common Stock at the close of business on March 20, 1998 (the "Record Date") are entitled to vote at the Annual Meeting and are entitled to one vote for each share held. At the close of business on the Record Date, there were 232,727,364 shares of Class B Common Stock issued and outstanding and 236,439,670 shares of Class A Common Stock issued and outstanding. Shares of Class A Common Stock have no voting rights other than as provided by North Carolina law.

     The laws of North Carolina, under which the Company is incorporated, provide that, in connection with the election of directors, the persons receiving a plurality of the votes cast will be elected as directors. The affirmative vote of a majority of the shares of Class B Common Stock represented and entitled to vote at the Annual Meeting will be required to ratify the appointment of independent accountants. Abstentions will be counted in determining the existence of a quorum for the Annual Meeting, but abstentions and broker non-votes will not be counted as votes in favor of or against the proposals described above.

     Etablissements Delhaize Freres et Cie "Le Lion" S.A. ("Delhaize") and its wholly owned subsidiary, Delhaize The Lion America, Inc., a Delaware corporation ("Detla"), own, in the aggregate, more than 50% of the outstanding shares of the Company's Class B Common Stock. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT -- Principal Shareholder." The affirmative vote by Delhaize and Detla will guarantee the passage of any of the proposals described above (and any other proposals that require majority vote for passage). The Company has been informed that Delhaize and Detla intend to vote FOR the election of the ten nominees for director proposed herein under "Proposal (1) -- Election of Directors"; and FOR Proposal (2), ratifying the appointment of Coopers & Lybrand L.L.P. as independent accountants for the fiscal year ending January 2, 1999.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

PRINCIPAL SHAREHOLDER

     The following information is furnished for each person known by management of the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Class B Common Stock, the only voting security of the
Company:

                                                               AMOUNT AND NATURE
                                                            OF BENEFICIAL OWNERSHIP
                                                                     AS OF            PERCENT
NAME AND ADDRESS                                                MARCH 20, 1998        OF CLASS
----------------                                            -----------------------   --------
Etablissements Delhaize Freres et Cie.....................    120,443,462(1)          51.7%
  "Le Lion" S.A. ("Delhaize")
  rue Osseghem, 53
  1080 Brussels, Belgium

---------------

(1) Includes 63,352,780 shares held of record by Delhaize's wholly owned subsidiary, Delhaize The Lion America, Inc., a Delaware corporation ("Detla"). Detla's address is Suite 2160, Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326. Delhaize, Detla, and the Company are parties to a Shareholders Agreement, dated September 15, 1994, which governs the voting of the shares held by Delhaize in the election of directors and other matters. See "Shareholders Agreement" below.

OWNERSHIP OF MANAGEMENT

     The following information with respect to beneficial ownership of shares of the Company's Class A Common Stock and Class B Common Stock as of March 20, 1998 is furnished for each director, nominee for director and Named Executive of the Company (as identified below under "EXECUTIVE COMPENSATION -- Summary Compensation Table") and for all directors and executive officers of the Company as a group. The number of shares of Common Stock set forth in the table below includes shares that may be acquired within 60 days of March 20, 1998, but does not include shares of Common Stock beneficially owned by Delhaize, as to which Messrs. Beckers, Coppieters, Stroobant, Raquez and de Vaucleroy are associated as further described herein. See "Principal Shareholder" above for more information relating to the ownership of Class B Common Stock by Delhaize. Unless otherwise noted, each person has sole voting and investment power of the shares beneficially owned by such person.

                                                                CLASS A                CLASS B
                                                              COMMON STOCK           COMMON STOCK
                                                          --------------------   --------------------
                                                          AMOUNT AND             AMOUNT AND
NAME OF INDIVIDUAL                                        NATURE OF    PERCENT   NATURE OF    PERCENT
   OR NUMBER OF                                           BENEFICIAL     OF      BENEFICIAL     OF
 PERSONS IN GROUP                                         OWNERSHIP     CLASS    OWNERSHIP     CLASS
------------------                                        ----------   -------   ----------   -------
Pierre-Olivier Beckers..................................         --      --             --      --
A. Edward Benner........................................     17,801(1)    *            585       *
Jacqueline Kelly Collamore..............................        867       *          1,000       *
Jean-Claude Coppieters..................................         --      --             --      --
William G. Ferguson.....................................        867       *             --      --
Bernard W. Franklin.....................................      1,292       *             --      --
Joseph C. Hall, Jr. ....................................    128,224(2)    *         62,033(2)    *
Margaret H. Kluttz......................................      1,167       *          1,050       *
Pamela K. Kohn..........................................      9,893(3)    *             --      --
R. William McCanless....................................     37,844(4)    *             --      --
Dominique Raquez........................................         --      --             --      --
Tom E. Smith............................................    806,537(5)    *      1,529,267(5)    *
Philippe Stroobant......................................     20,000       *             --      --
Gui de Vaucleroy........................................         --      --             --      --
All directors, nominees for director, and executive
  officers as a group(28 persons).......................  1,152,026(6)    *      1,619,074       *

---------------

  * Indicates less than 1%.
(1) Includes 12,801 restricted shares of Class A Common Stock held pursuant to the 1996 Employee Stock Incentive Plan of Food Lion, Inc.
(2) Includes (a) 6,930 shares of Class A Common Stock and 1,080 shares of Class B Common Stock held by Mr. Hall as custodian for his children; (b) 300 shares of Class A Common Stock held by Mr. Hall's wife as custodian for their children; (c) 1,008 shares of Class A Common Stock and 563 shares of Class B Common Stock held jointly by Mr. Hall and his wife; (d) 5,400 shares of Class A Common Stock and 5,400 shares of Class B Common Stock held by Mr. Hall's children; (e) 36,582 restricted shares of Class A Common Stock held pursuant to the 1996 Employee Stock Incentive Plan of Food Lion, Inc.; and
    (f) 1,666 shares of Class A Common Stock that may be acquired upon exercise of options granted under the 1991 Employee Stock Option Plan of Food Lion, Inc.
(3) Includes (a) 333 shares of Class A Common Stock that may be acquired upon exercise of options granted under the 1991 Employee Stock Option Plan of Food Lion, Inc.; and (b) 8,060 restricted shares of Class A Common Stock held pursuant to the 1996 Employee Stock Incentive Plan of Food Lion, Inc.
(4) Includes (a) 2,666 shares of Class A Common Stock that may be acquired upon exercise of options granted under the 1991 Employee Stock Option Plan; (b) 26,073 restricted shares of Class A Common Stock held pursuant to the 1996 Employee Stock Incentive Plan of Food Lion, Inc. and (c) 8,991 shares of Class A Common Stock held by the estate of the late Etta H. Eagle, Mr. McCanless' mother-in-law, for which Mr. McCanless acts as the executor.

(5) Includes (a) 52,500 shares of Class A Common Stock that may be acquired upon exercise of options granted under the 1991 Employee Stock Option Plan of Food Lion, Inc.; (b) 480 shares of Class A Common Stock and 203 shares of Class B Common Stock held by Mr. Smith's wife; and (c) 115,258 restricted shares of Class A Common Stock held pursuant to the 1996 Employee Stock Incentive Plan of Food Lion, Inc.; and excludes 166,792 shares of Class A Common Stock and 348,912 shares of Class B Common Stock owned by trusts created by Mr. Smith for his children and over which Mr. Smith exercises no voting or investment power.
(6) Includes (a) 75,496 shares of Class A Common Stock that may be acquired upon exercise of options granted under the Food Lion, Inc. 1983 Employee Stock Option Plan and the 1991 Employee Stock Option Plan of Food Lion, Inc.; (b) 259,678 restricted shares of Class A Common Stock held pursuant to the 1996 Employee Stock Incentive Plan of Food Lion, Inc.; and (c) shares represented by 17,462 units in the Profit Sharing Retirement Plan of Food Lion, Inc. allocated to Class A Common Stock. The number of shares per unit in such plan fluctuates based in part on the allocation of cash to the fund. As of March 20, 1998, the 17,462 units held by all directors and executive officers as a group represented 23,224 shares of Class A Common Stock.

SHAREHOLDERS AGREEMENT

     On September 15, 1994, Delhaize, Detla and the Company entered into an agreement ("1994 Shareholders Agreement" or "Shareholders Agreement") containing provisions regarding, among other things, the nomination of candidates for election to the Board of Directors, the voting of securities beneficially owned by the parties to the Shareholders Agreement for the election of directors, the role of Tom E. Smith in the management of the Company and the voting requirements applicable to specified actions by the Board of Directors. The 1994 Shareholders Agreement is effective until April 30, 2001, unless Delhaize's and Detla's aggregate ownership of voting shares of the Company is reduced below 10%, in which case the Shareholders Agreement would terminate at that time.

     The 1994 Shareholders Agreement provides for, subject to the fiduciary duties of directors under North Carolina law or except as the Board by Special Vote may otherwise direct, a Nominating Committee of the Board of Directors to nominate the slate of directors to be submitted to the shareholders for election to the Board and persons to fill any vacancies on the Board that arise from time to time. See "THE BOARD OF DIRECTORS." The Shareholders Agreement provides that the Nominating Committee shall consist of three persons, one of whom will be designated by Delhaize and Detla, one of whom will be the Chief Executive Officer of the Company or his designee from among the members of the Board of Directors, and one of whom will have no affiliation (other than Board or Committee membership of the Company) with either Delhaize or the Company. The Shareholders Agreement specifies that the slate to be proposed for election to the Board of Directors shall consist of ten persons, four proposed by the Chief Executive Officer of Delhaize, two proposed by the Chief Executive Officer of the Company, and four to have no affiliation (other than Board or Committee membership of the Company) with either Delhaize or the Company. The Shareholders Agreement requires persons nominated to fill vacancies to be selected in a corresponding manner.

     The Shareholders Agreement also reflects a voting agreement between Delhaize and Detla to vote in favor of the slate of directors proposed by the Nominating Committee and approved by the Board of Directors of the Company, and not to participate directly or indirectly in any effort to cause cumulative voting to be in effect for any election of directors of the Company.

                                  PROPOSAL (1)

                             ELECTION OF DIRECTORS

     Article 3, Section 2 of the bylaws of the Company provides for a minimum of eight and a maximum of ten directors, as such number is established from time to time by the shareholders or the Board of Directors of the Company. The Board of Directors has set the number of directors at ten. The ten persons who receive the highest number of votes at the meeting (assuming a quorum is present) shall be deemed to have been elected. The ten persons named below are nominated to serve on the Board of Directors until the 1999 Annual Meeting of Shareholders and until their successors are elected and qualified. Each nominee, with the exception of Dominique Raquez, is currently a director of the Company.

     Each nominee for director has indicated that he or she is willing and able to serve as a director if elected. However, if any nominee should become unable to serve or will not serve, the persons named on the enclosed proxy card will vote for such substitute nominees as designated by the Board of Directors.

     The age and brief biographical description of each of the ten nominees for director are set forth below:

     PIERRE-OLIVIER BECKERS (37) -- Mr. Beckers is a director of Delhaize and has been for more than five years a member of the Executive Committee of Delhaize. Mr. Beckers serves as a director, President and Chief Operating Officer of Detla, a wholly owned subsidiary of Delhaize. Since January 1, 1998, Mr. Beckers has been Executive Vice President of the Executive Committee of Delhaize. He has been a manager of Delhaize since 1986. Mr. Beckers was first elected as a director of the Company in 1992 and is a member of the Audit, Senior Management Compensation and Stock Option Committees.

     DR. JACQUELINE KELLY COLLAMORE (38) -- Dr. Collamore manages a corporate consulting practice in Bethesda, Maryland. Between 1993 and 1996, she held the positions, variously, of Associate with Credit Suisse, Vice President and Chief of Staff of Credit Suisse Asset Management, Inc., and Associate and Chief of Staff of Credit Suisse Private Banking. Dr. Collamore was a consultant with Arthur D. Little from 1991 to 1992, and was an independent business consultant from 1986 to 1991. She was a Lecturer of Marketing from 1989 to 1992 at various colleges and universities. Dr. Collamore was first elected as a director in 1994 and is Chairperson of the Audit Committee.

     JEAN-CLAUDE COPPIETERS 'T WALLANT (52) -- Mr. Coppieters is and has been for more than five years the Secretary of the Board of Directors and a member of the Executive Committee of Delhaize. He has been the Chief Financial Officer of Delhaize since 1974. He is also a director, Vice President, Treasurer and Assistant Secretary of Detla. Mr. Coppieters was first elected as a director of the Company in 1996.

     WILLIAM G. FERGUSON (70) -- Mr. Ferguson has been a director of Snow Aviation International, Inc. since 1988 and the Executive Vice President since 1989. Mr. Ferguson is Chairman of the Board of Directors of Pyrocap International Corporation. Mr. Ferguson was Chairman and Chief Executive Officer of TTI Systems, Inc. from 1977 through the sale thereof to Transco Energy Company in 1986 and until he retired from Transco in 1989. Mr. Ferguson was first appointed to the Board on December 7, 1993. He is a member of the Audit and Stock Option Committees and is Chairperson of the Senior Management Compensation Committee.

     DR. BERNARD W. FRANKLIN (45) -- Dr. Franklin has been the President of St. Augustine's College in Raleigh, North Carolina since March 1995. From July 1989 until March 1995, Dr. Franklin served as President of Livingstone College and Hood Theological Seminary in Salisbury, North Carolina. Dr. Franklin served as Vice President of Student Affairs at Virginia Union University (from 1987 to
1989)
and Assistant Vice President of Student Affairs at Johnson C. Smith University (from 1985 to 1987). Dr. Franklin was first elected as a director in 1993 and is a member of the Audit Committee and Chairperson of the Stock Option Committee.

     JOSEPH C. HALL, JR. (48) -- Mr. Hall is Senior Vice President of Operations and Chief Operating Officer of the Company, and has held those positions since July 1, 1995. Mr. Hall joined the Company in 1976 and has served as a Vice President since 1988. Mr. Hall has variously held the positions of Vice President of Purchasing, Vice President of Marketing, Vice President of Operations -- Southern Division and Vice President of Operations -- Central Division before assuming his current position. Mr. Hall was first appointed to the Board on July 13, 1995.

     MARGARET H. KLUTTZ (54) -- Mrs. Kluttz has been a member of the North Carolina Board of Transportation since 1993. She was appointed Chairperson of the North Carolina Rail Council in 1994. She served as Chairperson on the North Carolina Rail Commission from 1994 until 1997. Mrs. Kluttz served as Mayor of the City of Salisbury, North Carolina from 1991 until 1997 and was a member of the City Council since 1988. Mrs. Kluttz is a member of the Board of Advisors of the National Trust for Historic Preservation. She was first appointed to the Board of Directors on September 20, 1994. Mrs. Kluttz is a member of the Audit Committee and is Chairperson of the Nominating Committee.

     DOMINIQUE RAQUEZ (38) -- Mr. Raquez is, and has been since 1995, a Member of the Executive Committee of Delhaize. He serves, and has served since 1994, as the Group Controller of Delhaize. He was the Secretary of the Executive Committee of Delhaize from 1990 until 1994. He has been a Manager of Delhaize since 1985. Mr. Raquez is the nephew of Mr. de Vaucleroy, a director of the Company.

     TOM E. SMITH (56) -- Mr. Smith is the President and Chief Executive Officer of the Company and Chairman of the Board. He has held the position of President since April 14, 1981 and the position of Chief Executive Officer since January 1, 1986. He was elected to the position of Chairman of the Board on May 10, 1990. Mr. Smith was first elected as a director in 1973, and is a member of the Nominating Committee.

     GUI DE VAUCLEROY (64) -- Mr. de Vaucleroy is, and has been for more than five years, a director of Delhaize. Since January 1, 1990, Mr. de Vaucleroy has served as the President of the Executive Committee and Chief Executive Officer of Delhaize and has also served that company as Chief Operating Officer (from 1984 until 1989). Mr. de Vaucleroy is the Chairman of the Board, Chief Executive Officer and a director of Detla. Mr. de Vaucleroy was first elected as a director in 1975 and is a member of the Audit, Nominating and Senior Management Compensation Committees. Mr. de Vaucleroy is the uncle of Mr. Raquez, a nominee for director of the Company.

                             THE BOARD OF DIRECTORS

     The business of the Company is managed under the direction of the Board of Directors, as provided by North Carolina law and the Company's bylaws. The Board of Directors has established an Audit Committee, Nominating Committee, Senior Management Compensation Committee and Stock Option Committee.

     The Audit Committee recommends to the Board of Directors the appointment of the Company's outside accountants and reviews the scope and results of the audits by the Company's outside accountants. The Audit Committee also reviews the scope and results of audits by the Company's Internal Audit Department and other matters pertaining to the Company's accounting and financial reporting functions. The members of the Audit Committee, which met three times during the fiscal year ended January 3, 1998, are presently Pierre-

Olivier Beckers, Jacqueline Kelly Collamore (Chairperson), William G. Ferguson, Bernard W. Franklin, Margaret H. Kluttz and Gui de Vaucleroy.

     Under the Company's bylaws, the Nominating Committee must consist of three directors, one director designated by Delhaize, one by the Company's Chief Executive Officer and one who has no affiliation (other than Board or Committee membership of the Company) with either Delhaize or the Company. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT -- Shareholders Agreement." The Nominating Committee is responsible for nominating the slate of directors to be submitted to the shareholders for election, if approved by the Board, and for nominating persons to fill vacancies that arise on the Board. Under the bylaws, the slate of directors nominated by the Nominating Committee will consist of ten persons, four of whom are proposed by Delhaize, two of whom are proposed by the Chief Executive Officer of the Company and four of whom have no affiliation (other than Board or Committee membership of the Company) with either Delhaize or the Company. If any director ceases to be a director of the Company, the Nominating Committee, subject to the Board's approval, shall nominate an appropriate person to fill the vacancy, selected in a corresponding manner (e.g., if a director proposed by Delhaize ceases to be a director, then Delhaize shall propose the person to fill the vacancy). The members of the Nominating Committee are Margaret H. Kluttz (Chairperson), Tom E. Smith and Gui de Vaucleroy. The Nominating Committee will consider candidates suggested by shareholders in accordance with the procedures set forth in the Company's bylaws. The Nominating Committee met twice during the fiscal year ended January 3, 1998.

     The Senior Management Compensation Committee, which consists of three nonemployee directors, is responsible for reviewing and approving compensation for senior management of the Company, including amounts allocated to participants under the Company's Annual Incentive Bonus Plan and the Key Executive Annual Incentive Bonus Plan, both of which are described below under the caption "REPORT ON EXECUTIVE COMPENSATION -- Incentive Compensation." The members of the Senior Management Compensation Committee, which met three times during the fiscal year ended January 3, 1998, are presently Pierre-Olivier Beckers, William G. Ferguson (Chairperson) and Gui de Vaucleroy.

     The Stock Option Committee administers the Food Lion, Inc. 1983 Employee Stock Option Plan, the 1991 Employee Stock Option Plan of Food Lion, Inc., and the 1996 Employee Stock Incentive Plan of Food Lion, Inc. This Committee selects the individuals who will be awarded options under each of these plans and restricted stock under the 1996 Employee Stock Incentive Plan of Food Lion, Inc., and establishes terms of options granted under such plans and the restrictions on restricted stock awarded under the 1996 Employee Stock Incentive Plan of Food Lion, Inc. See "REPORT ON EXECUTIVE COMPENSATION -- Stock Options." The members of the Stock Option Committee, which met twice during the fiscal year ended January 3, 1998, are presently Pierre-Olivier Beckers, William G. Ferguson and Bernard W. Franklin (Chairperson).

     The Board of Directors met five times during the fiscal year ended January 3, 1998. During that period, each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and
(ii) the total number of meetings held by all committees on which the director served.

COMPENSATION OF DIRECTORS

     The Company has agreed to pay Jacqueline Kelly Collamore, Bernard W. Franklin, William G. Ferguson and Margaret H. Kluttz a quarterly fee of $6,500, a per board meeting fee of $1,000 and reimbursement for all related travel expenses for their service on the Board of Directors. The $6,500 quarterly fee is paid in cash in each of the first three quarters of the year. The Board of Directors has approved the payment of the $6,500 fourth quarter fees in the form of Class A Common Stock, until such time as the aggregate number of shares of Class A Common Stock issued in payment of such director's fees is 25,000 shares. There are no other arrangements pursuant to which directors of the Company are compensated for services as directors.

                                  PROPOSAL (2)

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The firm of Coopers & Lybrand L.L.P. ("Coopers & Lybrand"), Charlotte, North Carolina has, upon the recommendation of the Audit Committee of the Board of Directors, been selected by the Board of Directors of the Company as independent accountants for the fiscal year ending January 2, 1999, subject to ratification of that appointment by the vote of a majority of the shares of Class B Common Stock represented and entitled to vote at the Annual Meeting. Coopers & Lybrand has acted as independent accountants for the Company since 1973. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions.

     The persons named on the accompanying proxy card intend to vote in favor of the ratification of the appointment of Coopers & Lybrand as independent accountants for the fiscal year ending January 2, 1999, unless a contrary choice is indicated on the enclosed proxy card. The affirmative vote of a majority of the shares of Class B Common Stock represented and entitled to vote at the Annual Meeting is necessary to ratify this appointment. The Board of Directors unanimously recommends that each shareholder vote FOR this proposal.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following sets forth information concerning the annual and long-term compensation earned by the Chief Executive Officer and four other officers of the Company (the "Named Executives") for services rendered to the Company in all capacities for the fiscal years ended January 3, 1998, December 28, 1996 and December 30, 1995.

                                                                       LONG-TERM
                                                                      COMPENSATION    LONG-TERM
                                                             OTHER     RESTRICTED    COMPENSATION
                                  ANNUAL COMPENSATION        ANNUAL      STOCK         OPTIONS/     ALL OTHER
                             -----------------------------   COMP.      AWARD(S)         SARS         COMP.
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)(1)  BONUS(2)   ($)(3)      ($)(4)          (#)           (5)
---------------------------  ----   ------------  --------   ------   ------------   ------------   ---------
Tom E. Smith...............  1997     973,901      414,186   27,183     456,268       342,598/0      299,948
  Chairman of the Board,     1996     781,395      385,756   24,478     346,854       246,607/0      269,863
  President and Chief        1995     709,371      307,363   29,182          --              --      221,169
  Executive Officer
Joseph C. Hall, Jr.........  1997     441,577      166,845    8,362     153,164       115,006/0      130,218
  Senior Vice President of   1996     360,961      139,037   18,760     100,883        71,724/0       76,065
  Operations and Chief       1995     228,849       74,524    7,751          --         5,000/0       40,749
  Operating Officer
R. William McCanless.......  1997     368,983      139,037    6,615     108,491        81,463/0       97,658
  Senior Vice President of   1996     259,893      100,107   10,787      72,644        51,647/0       55,157
  Administration, Chief      1995     194,640       62,237    6,719          --         6,000/0       34,554
  Administrative Officer
     and
  Secretary
A. Edward Benner, Jr.......  1997     246,494       58,209   11,718      55,573        41,728/0       51,539
  Vice President of          1996     201,492       48,508   22,987      33,121        23,547/0       44,200
  Information                1995     184,519       44,413   11,739          --         5,000/0       26,161
  Technology and Chief
  Information Officer
Pamela K. Kohn.............  1997     221,256       66,983    5,280      33,484        25,144/0       41,374
  Senior Vice President of   1996     128,060       13,375    1,715      22,516        16,010/0       24,127
  Merchandising              1995      83,819        6,540      949          --         3,500/0       13,953

---------------

(1) Includes $95,000, $230,000, and $152,000 that Mr. Smith earned in 1995, 1996 and 1997, respectively, and for which he elected to defer payment until subsequent years.
(2) These amounts are awarded under the Key Executive Annual Incentive Bonus Plan (for Mr. Smith in 1996 and 1997) or the Incentive Bonus Plan, and are shown for the year earned.
(3) Includes amounts reimbursed for medical expenses, amounts deemed compensation under the Company's Low Interest Loan Plan, amounts deemed compensation in connection with an automobile furnished by the Company to each of the Named Executives, amounts deemed compensation in connection with life insurance policies for the Named Executives, and the value of certain other personal benefits.
(4) The dollar values of the restricted stock awards shown in this column are based on the closing market price of the Company's Class A Common Stock on the date of grant multiplied by the number of shares awarded. The number and value of the aggregate restricted stock holdings for each of the Named Executives at the end of the last completed fiscal year (January 3, 1998), representing shares of restricted stock that had been granted under the 1996 Employee Stock Incentive Plan, are as follows: for Mr. Smith, 115,258 shares valued at $979,693; for Mr. Hall, 36,582 shares valued at $310,947; for Mr. McCanless, 26,073 shares valued at $221,621; for Mr. Benner, 12,801 shares valued at $108,809; and for Ms. Kohn, 8,060 shares valued at $68,510. The value of such shares, which were granted in 1996 and 1997, is based on the closing stock price of the Company's Class A Common Stock on January 2, 1998, the last trading day in fiscal year 1997. The shares of restricted stock were granted on May 3, 1996 and May 1, 1997 in the following amounts: to Mr. Smith, 47,031 shares in 1996 and 68,227 shares in 1997; to Mr. Hall, 13,679 shares in 1996 and 22,903 shares in 1997; to Mr. McCanless, 9,850 shares in 1996 and 16,223 shares in 1997; to Mr. Benner, 4,491 shares in 1996, and 8,310 shares in 1997; and to Ms. Kohn, 3,053 shares in 1996 and 5,007 shares in 1997. The shares of restricted stock granted in 1996 will vest one-fourth on May 3, 1998, one-fourth on May 3, 1999, one-fourth on May 3, 2000 and one-fourth on May 3, 2001. The shares granted in 1997 will vest one-fourth on May 1, 1999, one-fourth on May 1, 2000, one-fourth on May 1, 2001, and one-fourth on May 1, 2002. No dividends will be paid on the restricted stock during the period in which the shares are subject to restrictions under the 1996 Employee Stock Incentive Plan.

(5) Includes $24,000 contributed by the Company on behalf of each of the Named Executives under the Company's Profit Sharing Plan during 1997. Amounts set forth in this column also include contributions to the Company's Profit Sharing Restoration Plan on behalf of the Named Executives in lieu of additional contributions that would have been made under the Company's non-contributory qualified profit sharing plan (the "Profit Sharing Plan") but for certain limitations on such contributions in the Internal Revenue Code. These payments were, for Mr. Smith, $206,957 in 1997, $178,213 in 1996 and $131,697 in 1995; for Mr. Hall, $72,865 in 1997, $50,478 in 1996 and
    $17,586 in 1995; for Mr. McCanless, $53,531 in 1997, $29,570 in 1996 and
    $11,391 in 1995; for Mr. Benner, $24,339 in 1997, $18,613, in 1996 and
    $2,998 in 1995; and for Ms. Kohn, $14,174 in 1997, $0 in 1996 and $0 in
    1995. On May 4, 1995, the Board of Directors adopted the Profit Sharing Restoration Plan, pursuant to which excess profit sharing payments are credited to an account on behalf of each participant. See "REPORT ON EXECUTIVE COMPENSATION -- Profit Sharing" below. Amounts set forth in this column also include, for Messrs. Smith, Hall and McCanless, the economic value of premiums paid by the Company directly or, in the case of Mr. Smith, paid by Mr. Smith and reimbursed by the Company to Mr. Smith, to maintain split dollar life insurance policies on behalf of the executives. Under an agreement with Mr. Smith, Mr. Smith (or his assignee in the event of assignment) has an interest in life insurance policies on his life in the amount of $3,250,000. The Company has secured split dollar life insurance policies for Messrs. Hall and McCanless and Ms. Kohn in the face amount of three and one-half times such officer's base salary, if death occurs prior to retirement, and two times base salary if death occurs after retirement. The life insurance policies are assigned to the Company as security for the premiums paid by the Company and, upon the death of the executive (or earlier termination of the policies), the Company is entitled to receive directly from the insurance carrier an amount equal to the sums advanced.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table sets forth the number of shares of the Company's Class A Common Stock covered by outstanding stock options held by each of the Named Executives at January 3, 1998, and the value of "in-the-money" stock options at January 3, 1998 as determined by the spread between the exercise price of such options and the closing price of shares of the Company's Class A Common Stock, as reported by the NASDAQ National Market System on such date. None of the Named Executives elected to exercise any of his or her outstanding options during the fiscal year ended January 3, 1998.

                                                           NUMBER OF SECURITIES
                                                                UNDERLYING
                                                                UNEXERCISED         VALUE OF UNEXERCISED
                                                              OPTIONS/SARS AT         OPTIONS/SARS AT
                                                                FY-END (#)               FY-END ($)
                                                          -----------------------  ----------------------
                                                               EXERCISABLE/             EXERCISABLE/
NAME                                                           UNEXERCISABLE           UNEXERCISABLE
----                                                      -----------------------  ----------------------
Tom E. Smith............................................     52,500/ 611,705              0/ 1,326,274
Joseph C. Hall, Jr......................................          0/ 191,730              0/ 426,756
R. William McCanless....................................      1,500/ 139,110          1,982/ 308,197
A. Edward Benner, Jr....................................          0/ 70,275               0/ 154,248
Pamela K. Kohn..........................................      1,666/ 44,988           2,449/ 98,285

                               PERFORMANCE GRAPHS

     The graphs set forth below compare, for the five and ten year periods indicated, the "cumulative shareholder return" to shareholders of the Company as compared with the return of the Standard & Poor's 500 Stock Index and of a group of nine retail food chain stores consisting of Albertson's, Inc., American Stores Co., Bruno's, Inc., Giant Food, Inc. (Class A), Great Atlantic & Pacific Tea Co., Kroger Co., Safeway, Inc., Vons Companies, Inc. and Winn-Dixie Stores, Inc. (the "Peer Group Index"). "Cumulative shareholder return" has been computed assuming an investment of $100 at the beginning of the periods indicated in the Common Stock of the Company and the stock of the companies comprising the Standard & Poor's 500 Stock Index and the Peer Group Index, and assuming the reinvestment of dividends.

                                   FOOD LION

                             FIVE YEAR PERFORMANCE

                    1992 BASE PERIOD

                                         S&P 500      PEER
                            FOOD LION     INDEX       GROUP
                            ---------     -----       -----
                    1992      100.00      100.00      100.00
                    1993       83.67      110.08       98.94
                    1994       67.00      111.53      110.26
                    1995       76.05      153.45      146.21
                    1996      132.03      188.68      188.90
                    1997      115.99      251.63      251.16

                              TEN YEAR PERFORMANCE

                    1987 BASE PERIOD

                                         S&P 500      PEER
                            FOOD LION     INDEX       GROUP
                            ---------     -----       -----
                    1987      100.00      100.00      100.00
                    1988       78.64      116.61      144.23
                    1989       92.08      153.56      198.09
                    1990      112.35      148.79      210.25
                    1991      235.33      194.12      228.17
                    1992      102.94      208.91      283.03
                    1993       86.14      229.97      280.02
                    1994       68.97      233.00      312.06
                    1995       78.28      320.56      413.82
                    1996      135.92      394.16      534.66
                    1997      119.41      525.67      710.86


OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth the number of shares of the Company's Class A Common Stock for which stock options were granted to each of the Named Executives during the fiscal year ended January 3, 1998.

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                                                                                            ANNUAL RATES OF
                                                                                              STOCK PRICE
                                                  INDIVIDUAL                               APPRECIATION FOR
                                                    GRANTS                                    OPTION TERM
--------------------------------------------------------------------------------------------------------------
            (A)                     (B)               (C)          (D)         (E)          (F)         (G)
                                                  % OF TOTAL
                                 NUMBER OF       OPTIONS/SARS
                                SECURITIES        GRANTED TO     EXERCISE
                                UNDERLYING         EMPLOYEES     OR BASE
                               OPTIONS/SARS        IN FISCAL      PRICE     EXPIRATION
NAME                            GRANTED (#)          YEAR         ($/SH)       DATE        5%($)      10%($)
----                         -----------------   -------------   --------   ----------   ---------   ---------
Tom E. Smith...............       342,598            30.12       $6.6875     5/01/07     1,440,876   3,651,462
Joseph C. Hall, Jr.........       115,006            10.11       $6.6875     5/01/07       483,685   1,225,752
R. William McCanless.......        81,463             7.16       $6.6875     5/01/07       342,612     868,245
A. Edward Benner, Jr.......        41,728             3.67       $6.6875     5/01/07       175,497     444,743
Pamela K. Kohn.............        25,144             2.21       $6.6875     5/01/07       105,749     267,989

            REPORT OF THE SENIOR MANAGEMENT COMPENSATION COMMITTEE,
                 STOCK OPTION COMMITTEE AND BOARD OF DIRECTORS

                        REPORT ON EXECUTIVE COMPENSATION

     The Company's policy with respect to executive compensation has been designed to:

     - reward executive officers for the achievement of short-term operating goals and for the enhancement of the long-term shareholder value of the Company;

     - align the interests of executive officers with those of the Company's shareholders with respect to short-term operating results;

     - adequately and fairly compensate executive officers in relation to their responsibilities, capabilities, and contributions to the Company and in a manner that is commensurate with compensation paid by companies of comparable size within the Company's industry to enable the Company to attract and retain highly skilled and qualified senior management.

     As in prior years, the Company worked with Towers Perrin, an independent compensation consulting firm, to establish estimated competitive compensation opportunities for the Company's senior executives to ensure that the Company's compensation structure is sufficiently competitive to attract and retain highly qualified executives in all of its senior management positions. Towers Perrin's competitive review and analysis of industry pay practices was based on a compilation of competitive compensation and benefit information from published surveys of the retail grocery industry, proxy statements for eleven specific competitors in the grocery industry selected on the basis of their revenues and multi-store operational formats (Albertson's Inc.; American Stores Co.; Fleming Companies, Inc.; Giant Food, Inc.; Great Atlantic & Pacific Tea Co.; Hannaford Brothers Co.; Kroger; Publix; Safeway; Supervalue, Inc.; and Winn-Dixie Stores, Inc.), as well as Towers Perrin's own compensation and benefit data sources. This compilation of competitive information is referred to herein as the "Towers Perrin Competitive Data." According to the Towers Perrin Competitive Data, total compensation (which included stock options and restricted stock) for the Named Executives was competitive, and Towers Perrin so advised the Compensation Committee.

     The primary components of compensation paid by the Company to executive officers are base salary and incentive compensation, with incentive compensation broken down further into incentive bonus payments, stock options, restricted stock and profit sharing. The relationship of each principal component of compensation to the Company's performance is discussed below.

     BASE SALARY. Each year, the Senior Management Compensation Committee reviews and approves the base salaries to be paid by the Company during the following year to members of senior management. Annual adjustments to base salaries are determined based on a number of factors, including the Company's business and financial performance and the executives' contributions to the Company's performance.

     At its December 1997 meeting, the Senior Management Compensation Committee reviewed the base salaries of the Named Executives taking into account their roles and performance contributions, as well as the Company's overall competitive pay positions, to determine appropriate increases to base salaries for 1998. As a result of this review, such Committee increased the 1998 base salary for each of the Named Executives in amounts ranging from 2% to 20%. This Committee believes that these increases and the resulting new base salaries are consistent with overall Company and individual performance and the Company's general strategy of paying base salaries competitive within the industry to allow it to retain valued executives. These salary actions are also consistent with such Committee's strategy over the past three years to bring the Company's executive compensation program more in line with competitive industry practice.

     Tom E. Smith's terms of employment, including the level of his base salary, are set forth in an August 1, 1991 Employment Agreement between Mr. Smith and the Company (the "Smith Employment Agreement"). The Smith Employment Agreement provides that Mr. Smith's base salary will be competitive within the Company's industry as determined annually based upon a consultant's report of industry practices, but that Mr. Smith's base salary will not be reduced in connection with any annual review of industry practices. The Smith Employment Agreement further provides that Mr. Smith shall be eligible to participate in compensation plans of the Company and that he shall be provided split dollar life insurance in specified amounts. Except for the base salary and split dollar life insurance, the Smith Employment Agreement does not address in detail any component of Mr. Smith's compensation. See also "Employment Plans and Agreements -- Senior Management Employment Agreements" for discussion of employment agreements with Messrs. Hall, McCanless and Benner, and Ms. Kohn.

INCENTIVE COMPENSATION

     INCENTIVE BONUS. A substantial portion of each executive officer's compensation package is in the form of an incentive bonus designed to reward the achievement of short-term operating goals and long-term increases in shareholder value.

     The Company's Incentive Bonus Plan, which was adopted by the Company in 1982, is designed to offer an incentive to those employees whose performance most directly affects the Company's profitability, as determined by the Senior Management Compensation Committee. Under the terms of the Incentive Bonus Plan, each employee selected for participation in the plan is assigned a maximum potential bonus award, which is computed by multiplying a predetermined percentage rate ranging from 10% to 45%, depending on the participant's position in the Company (the "Potential Percentage Rate"), by each participant's salary (the "Potential Bonus"). Under the plan, the total bonus payable each year for all participants (the "Total Bonus") may not exceed the lesser of (i) 2.1% of the Company's net income before taxes and certain other adjustments in excess of 15% return on average shareholder's equity (the "ROE Bonus Amount") and (ii) the aggregate of the Potential Bonus for all plan participants (the "Maximum Bonus Amount"). A portion of each participant's bonus is determined by multiplying one-half of such participant's Potential Percentage Rate by such participant's salary (the "Objective Bonus"). All or any of the remaining Total Bonus is determined and allocated among participants at the discretion of the Senior Management Compensation Committee (the "Discretionary Bonus"). In determining the Discretionary Bonus, the Senior Management Compensation Committee considers a number of factors, including contributions of each participant toward the accomplishment of business objectives during the year.

     For the year ended January 3, 1998, each of the Named Executives except the Chief Executive Officer (who participated in a separate plan described below), received his Potential Bonus, and the Total Bonus paid to participants under the plan equaled the Maximum Bonus Amount. In determining the Discretionary Bonus awarded to each executive, the Senior Management Compensation Committee sought to reward senior management for the Company's financial performance during 1997 and for increasing long-term shareholder value of the Company. The Senior Management Compensation Committee found that the Company had substantially benefited during 1997 from improved financial performance in a highly competitive industry, and the continued growth of the Company. In addition, the Senior Management Compensation Committee considered to what extent each participant met his or her personal goals established at the beginning of the fiscal year by such participant and his or her supervisor.

     In December 1995, the Internal Revenue Service issued its final regulations for Section 162(m) of the Internal Revenue Code ("IRC") covering the non-deductibility of compensation in excess of $1,000,000 for the CEO and the four highest-paid officers (other than the CEO) named in the proxy statements of public companies. IRC Section 162(m) provides for deductibility of "performance-based" compensation in excess of $1,000,000 so long as it meets the requirements of Section 162(m), which include, among other things, that the compensation be paid through application of a shareholder approved plan.

     At the Annual Meeting of Shareholders in May, 1996, shareholders approved the Key Executive Annual Incentive Bonus Plan which was designed to provide annual incentive compensation opportunities that will qualify as performance-based under the terms of IRC Section 162(m). Under the terms of such Plan, the Senior Management Compensation Committee may designate certain executive officers who may be affected by the terms of Section 162(m) to participate in this Plan. Executives who are designated for participation in this Plan may not simultaneously participate in the Company's Incentive Bonus Plan.

     Participants in the Key Executive Plan are eligible to receive bonuses if and only to the extent that pre-established performance goals are met. The potential maximum bonus that each participant in the Plan is eligible to receive will be set as a fixed percentage of profit in excess of a return on average equity threshold as pre-determined by the Senior Management Compensation Committee. The maximum bonus award that any participant may receive in any single year under this plan is $750,000. At the discretion of such Committee, actual bonuses paid may be lower than the amounts generated by the formula, but in no case may they be higher. In 1997, Mr. Smith was the only executive designated to participate in the Key Executive Plan. In addition, certain portions of Mr. Smith's compensation may be deferred as necessary for purposes of IRC Section 162(m). See "Employment Plans and Agreements -- Deferred Compensation Agreements."

     STOCK OPTIONS. At the May 2, 1996 Annual Meeting, shareholders approved amendments to the 1991 Employee Stock Option Plan, and renamed the plan the 1996 Employee Stock Incentive Plan of Food Lion, Inc. Like the Company's earlier stock option plans, the 1996 Employee Stock Incentive Plan provides the Stock Option Committee full and final authority, in its discretion, to determine within the terms of the plan the individuals to receive awards pursuant to the plan, the times or effective dates when awards will be granted, the number of shares subject to each award, the exercise price for any stock options granted and the time(s) when, and the conditions, if any, under which each award may be vested and/or exercisable.

     The 1996 Employee Stock Incentive Plan provides for grants of stock options and/or restricted stock. Under the terms of this plan, options to purchase shares of the Company's Class A Common Stock, or awards of shares of Class A Common Stock subject to certain vesting and other restrictions determined by the Stock Option Committee, may be granted on an annual basis to key employees. Grants to the Named Executives of stock options and restricted stock under this Plan are made with reference to competitive practice, the Company's overall goal of linking executive compensation to the enhancement of long-term shareholder value, and individual circumstances with respect to executive recruitment and retention. Towers Perrin's recommendations to the Stock Option Committee contemplated annual grants of stock options and restricted stock to the Named Executives in amounts comparable to the grants made in 1996, assuming satisfactory company and individual performance. During 1997, options for 1,401,509 shares of Class A Common Stock were granted under the 1996 Employee Stock Incentive Plan to 706 employees.

     PROFIT SHARING. The Company also maintains a Profit Sharing Retirement Plan for employees pursuant to which the Company contributes annually an amount of current or accumulated earnings as determined by the Board of Directors but not exceeding the maximum amount deductible for income tax purposes. Each employee of the Company is generally eligible to participate in the Company's Profit Sharing Plan as of the first day of the plan year in which he or she completes 1,000 or more hours of service. The annual contribution each year under the Profit Sharing Plan is determined by the Board of Directors but may not in any event exceed 15% of the compensation paid or otherwise accrued during the taxable year for each employee under the Profit Sharing Plan. The Board of Directors approved a contribution to the Company's Profit Sharing Plan for 1997 equal to 15% of the 1997 wages of all eligible employees.

     Tax-deferred contributions by the Company for the benefit of highly compensated employees to the Profit Sharing Plan are subject to certain limits imposed by the Internal Revenue Code of 1986, as amended. This limit was $30,000 during each of the last three fiscal years. Contributions on behalf of executive officers in excess of these limitations are credited to the executives' accounts under the Company's Profit Sharing Restoration Plan, which includes a credit of interest at a variable rate equal to the 10-year Constant Maturity Treasury yield in effect on the last day of the previous calendar quarter. Each participant in the Profit Sharing Restoration Plan will receive a single lump sum cash distribution in the amount of his or her entire account balance on the first day of the month next succeeding termination of employment with the Company.

     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Company also sponsors a Supplemental Executive Retirement Plan ("SERP") for certain key employees including each of the Named Executives. This plan provides a supplemental benefit that, combined with benefits from the Profit Sharing and Profit Sharing Restoration Plans, Deferred Compensation Agreements, and Social Security, will provide estimated annual benefits at normal retirement (age 65) of up to 60% of the participant's final average compensation. A participant's "final average compensation" means the annual average of the participant's annual cash compensation (to include base salary and incentive bonus) paid to the participant for the five completed calendar years that immediately precede the year in which payments of benefits under the plan are to begin. A participant who retires on or after his normal retirement date, and has completed 20 or more years of service to the Company will receive an annual retirement benefit under the SERP payable as a single life annuity that is equal to the difference between 60% of his final average compensation and certain "benefit offsets." The benefit offsets are the sum of: (1) the participant's annuity under the Profit Sharing Plan; (2) the participant's annuity under the Profit Sharing Restoration Plan; (3) the participant's annuity under any Deferred Compensation Agreement with the Company; and (4) the participant's Social Security benefit. Any participant who retires on or after his normal retirement date and has completed fewer that 20 years will receive a reduced benefit in proportion to the participant's years of service. A participant who retires prior to normal retirement age may be entitled to reduced benefits under the Plan, depending on the participant's age and years of service.

     Based on currently available information and assumptions, the estimated annual benefits under the SERP alone to the Named Executives are $84,844 for Mr. Smith, $30,175 for Mr. Hall and $0 for Messrs. McCanless and Benner, and for Ms. Kohn. The projected SERP benefits to Messrs. McCanless and Benner, and to Ms. Kohn, are $0 because it is estimated that the benefit offsets will exceed 60% of the final average compensation for each of these Named Executives. These estimates may change from time to time depending on the projected final average compensation and the projected value of the benefit offsets for each of the Named Executives.

     This report is submitted by the Senior Management Compensation Committee, the Stock Option Committee and the Board of Directors of the Company.

SENIOR MANAGEMENT
COMPENSATION COMMITTEE:                        STOCK OPTION COMMITTEE:

Pierre-Olivier Beckers                         Pierre-Olivier Beckers
William G. Ferguson, Chairperson               William G. Ferguson
Gui de Vaucleroy                               Bernard W. Franklin, Chairperson

BOARD OF DIRECTORS:

Pierre Olivier Beckers                         Margaret H. Kluttz
Jacqueline K. Collamore                        Tom E. Smith, Chairman of the Board
William G. Ferguson                            Philippe Stroobant
Bernard W. Franklin                            Gui de Vaucleroy
Joseph C. Hall, Jr.                            Jean Claude Coppieters 't Wallant

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following persons served on the Senior Management Compensation Committee during fiscal year 1997: William G. Ferguson (Chairperson), Pierre-Olivier Beckers and Gui de Vaucleroy. Messrs. Hall and Smith, who are executive officers of the Company, are members of the Company's Board of Directors and participate in decisions by the Board of Directors with respect to annual contributions made by the Company to or for the benefit of employees (including the Named Executives) under the Company's Profit Sharing Plan.

     Mr. de Vaucleroy, who is a member of the Compensation Committee, and Mr. Beckers, who is a member of the Compensation and Stock Option Committees, are affiliated with Delhaize. The Company has entered into two leases for the operation of Company stores with a real estate venture in which an indirect subsidiary of Delhaize owns a one-half interest. On February 12, 1986, the Company entered into a 20-year lease with Shipp's Corner Joint Venture, in which an indirect subsidiary of Delhaize is a general partner, for the operation of a 25,000 square foot Company store located in a shopping center in Virginia Beach, Virginia. The Company's store opened in December 1986. Additionally, on October 1, 1986 the Company entered into a 20-year lease for the operation of a 20,000 square foot store in Orange Park, Florida. An indirect subsidiary of Delhaize owns a one-half interest in Debarry Place Joint Venture, which is involved in the development of the Orange Park, Florida shopping center. The store opened in September 1987. Under the terms of the leases, the provisions of which the Company believes are no more favorable than leases with third party lessors, the Company is expected to make annual payments of $188,070 in fixed rent and $11,152 in common area maintenance fees for the Virginia store and $206,500 in fixed rent and $6,249 in common area maintenance fees for the Florida store. In addition, each lease provides for an additional annual payment to the lessor equal to the amount by which 1% of the annual gross receipts of the leased premises exceeds the fixed rent for the lease year. Each lease also includes an option to extend the lease for up to four five-year periods.

EMPLOYMENT PLANS AND AGREEMENTS

  EMPLOYMENT AGREEMENT WITH TOM E. SMITH

     On August 1, 1991, Tom E. Smith entered into an agreement with the Company providing for his employment as President of the Company (the "1991 Agreement"). The 1991 Agreement expires on

August 1, 2001, provides for Mr. Smith to receive a base salary of not less than $528,575 per year, and authorizes the Board of Directors (which has delegated its responsibility to the Senior Management Compensation Committee) to increase such minimum amount from time to time. The 1991 Agreement also entitles Mr. Smith to participate in other compensation and benefit plans and requires the Company to maintain split dollar life insurance for Mr. Smith as described elsewhere in this Proxy Statement. See "EXECUTIVE COMPENSATION -- Summary Compensation Table." Mr. Smith may elect to defer all or any portion of the cash compensation payable to him pursuant to the 1991 Agreement.

     The Company may terminate Mr. Smith's employment for Good Cause, as defined in the 1991 Agreement, or as a result of a long-term disability. The 1991 Agreement defines Good Cause as "(i) willful misconduct of a material nature by Smith in connection with the performance of his duties hereunder, (ii) drunkenness or use of narcotics by Smith to the extent that it materially affects his ability to perform his duties hereunder, (iii) conviction of Smith of a felony or serious misdemeanor involving moral turpitude, embezzlement or theft from the Company, (iv) gross inattention to or dereliction of duty by Smith, or (v) performance by Smith of any other willful acts that Smith knew or reasonably should have known would be materially detrimental to the business of the Company." If the Company terminates Mr. Smith's employment for any such reason, or in the event of Mr. Smith's death, the Company will no longer be required to make payments to Mr. Smith or his estate under the 1991 Agreement, except pursuant to plans, arrangements or agreements providing for payments after termination of employment. Mr. Smith may terminate his employment without liability to the Company for Good Reason, as defined in the 1991 Agreement. Good Reason includes a breach of the 1991 Agreement by the Company, a significant change in the nature or scope of Mr. Smith's authority or duties or a "change in control" of the Company, as such term is defined in the 1991 Agreement. The 1991 Agreement defines a "change in control" of the Company as a change in control of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, a change in control of the Company shall be deemed to have occurred if (i) the aggregate number of shares of the Company's voting securities beneficially owned by Etablissements Delhaize Freres et Cie "Le Lion" S.A. ("Delhaize") and Delhaize The Lion America, Inc. is exceeded by the number of shares of the Company's voting securities beneficially owned by any other person; (ii) at any time during the term of the 1991 Agreement there is a change in the composition of the Board of Directors of the Company resulting in a majority of the directors of the Company who were in office on the date of the 1991 Agreement ("incumbent Company directors") no longer constituting a majority of the directors of the Company; provided that, in making such determination, persons who are elected to serve as directors of the Company and who are approved by all of the directors in office on the date of such election shall be treated as incumbent Company directors; or (iii) at any time during the term of the 1991 Agreement there is a change in the composition of the board of directors of Delhaize resulting in a majority of the directors of Delhaize who were in office on the date of the 1991 Agreement ("incumbent Delhaize directors") not constituting a majority of the directors of Delhaize; provided that, in making such determination, persons who are elected to serve as directors of Delhaize and who are approved by a majority of the directors in office on the date of such election shall be treated as incumbent Delhaize directors.

     If Mr. Smith terminates his employment for Good Reason, the Company would be required to maintain, for the remaining term of employment or three years (whichever is greater), all employee benefit plans in which Mr. Smith was entitled to participate immediately prior to the date of termination or substantially similar benefits if such plans prohibited Mr. Smith's continued participation. In addition, the 1991 Agreement would require the Company to pay Mr. Smith a lump sum equal to the present value of the future salary payable to Mr. Smith during the remaining term of employment, assuming that Mr. Smith's annual salary on the date of termination would continue for the remaining term. Such payment, however, would be reduced if and to the extent that it would be nondeductible by the Company because of section 280G of the Internal Revenue Code of 1986 relating to "excess parachute payments."

     In the event of a termination of the 1991 Agreement by Mr. Smith for Good Reason or by the Company other than for Good Cause, Mr. Smith shall have the one-time right, exercisable within 30 business days after such termination, to sell to the Company, and if Mr. Smith exercises such right, the Company shall be obligated to purchase from Smith up to 33% of his Class A Common Stock and Class B Common Stock of the Company for a cash purchase price per share equal to the average per share market price for the preceding 30 business days.

     The 1991 Agreement prohibits Mr. Smith, without the written consent of the Company, from engaging in any retail or wholesale grocery business directly competitive with the business of the Company or any subsidiary in any geographic area in which the Company or subsidiary is operating at the date of termination. This prohibition applies to Mr. Smith during the term of the 1991 Agreement and for a period of three years after its termination.

  SENIOR MANAGEMENT EMPLOYMENT AGREEMENTS

     The Company is party to employment agreements with each of the Named Executives. These agreements are referred to herein as the "Employment Agreements" (with the exception of the employment agreement with Mr. Smith, which is separately described above), and the executives are referred to as the "Executives," except where referred to by name. The Employment Agreements with Messrs. Hall and McCanless were entered into on February 27, 1997 and the Employment Agreements with Mr. Benner and Ms. Kohn were entered into on October 1, 1997. The Employment Agreements have five year terms and will automatically be extended for additional periods of one year unless the Executive or the Company gives the other party at least 180 days' written notice prior to the expiration of the term.

     The Employment Agreement with Mr. Hall provides for Mr. Hall's employment as Senior Vice President of Operations and Chief Operating Officer of the Company, and for payment to Mr. Hall of a base salary of not less than $417,112 per year. The Employment Agreement with Mr. McCanless provides for Mr. McCanless' employment as Senior Vice President of Administration and Chief Administrative Officer of the Company, and for payment to Mr. McCanless of a base salary of not less than $347,593 per year. The Employment Agreement with Mr. Benner provides for his employment as Vice President of Information Technology/Chief Information Officer of the Company, and for the payment to Mr. Benner of a base salary of not less than $232,836 per year. The Employment Agreement with Ms. Kohn provides for her employment as Senior Vice President of Merchandising of the Company, and for the payment to her of a base salary of not less than $208,556 per year. The Employment Agreements authorize the Board of Directors to increase such minimum amounts from time to time. The Employment Agreements also entitle the Executives to participate in other compensation and benefit plans of the Company. The Executives may elect to defer some or all of their bonus compensation and up to fifty percent of the base salary payable to them pursuant to their Employment Agreements. The Employment Agreements with Messrs. Hall and McCanless and Ms. Kohn require the Company to maintain split dollar life insurance for each of the Executives in the face amount of three and one-half times the Executive's base salary if his or her death occurs prior to retirement (subject to certain conditions), and two times the Executive's last base salary if death occurs after retirement.

     The Company may terminate each Executive's employment for Cause, as defined in the Employment Agreements. The Employment Agreements define Cause as (i) willful failure (other than by reason of incapacity due to physical or mental illness) by the Executive to perform his or her material duties thereunder and his or her inability or unwillingness to correct such failure within thirty days after receipt of such notice, (ii) conviction of the Executive of a felony or plea of no contest to a felony, or
(iii) perpetration of a material dishonest act or fraud against the Company or any affiliate thereof. The definition of "Cause" expressly excludes any mistake of fact or judgment made by the Executive in good faith with respect to the Company's business. If the Company terminates the Executive's employment for Cause, or the Executive's employment terminates due to death, the Company will no longer be required to make payments to the Executive or his or her estate under his or her Employment Agreement, except for compensation earned prior to such termination and pursuant to plans, arrangements or agreements providing for payments after termination of employment (including, in the case of the Executive's death, payments pursuant to a Salary Continuation Agreement with the Company. See "Employment Plans and Agreements -- Salary Continuation Agreements.") The Company or the Executive may terminate the Executive's employment upon the Executive's disability as specified in the Employment Agreements, in which case, the Company shall pay the Executive a lump sum payment equal to fifty percent of the present value of the future base salary payable to the Executive during the remainder of the term of employment under his or her Employment Agreement or for a period of two years, whichever is longer.

     The Executive may terminate his or her employment without liability to the Company for Good Reason, as defined in the Employment Agreements. Good Reason is defined as (i) a material diminution of the professional responsibilities of the Executive, (ii) assignment of inappropriate duties to the Executive, (iii) failure of the Company to comply with compensation and benefits obligations to the Executive, (iv) transfer of the Executive more than 50 miles from Salisbury, North Carolina, without good business reasons, as determined by the Company's Board of Directors, (v) a purported termination of the Employment Agreement by the Company other than in accordance with the terms thereof, (vi) the occurrence of a Change in Control of the Company, or (vii) failure of the Company to require any successor to the Company to assume and comply with the Employment Agreement. The Employment Agreements define a "Change in Control" of the Company as a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as amended (the "Exchange Act"); provided that a Change in Control of the Company shall be deemed to have occurred if: (i) an acquisition (other than directly from the Company) by a Person (as set forth in Sections 3(a)(2) and 13(d)(3) of the Exchange Act, excluding the Company or an employee benefit plan of the Company or an entity controlled by the Company's shareholders) results in the aggregate number of shares of the Company's voting securities beneficially owned by any other Person to exceed the number of shares of the Company's voting securities beneficially owned by Etablissements Delhaize Freres et Cie "Le Lion" S.A. ("Delhaize") and Delhaize "Le Lion" America, Inc.;
(ii) at any time during the term of the Employment Agreement there is a change in the composition of the Board of Directors of the Company resulting in a majority of the directors of the Company who are in office on the date of the Employment Agreement ("Incumbent Company Directors") no longer constituting a majority of the directors of the Company; provided that, in making such determination, persons who are elected to serve as directors of the Company and who are approved by all of the directors in office on the date of such election (other than in connection with an actual or threatened proxy contest) shall be treated as Incumbent Company Directors; (iii) consummation of a complete liquidation or dissolution of the Company or a merger, consolidation or sale of all or substantially all of the Company's assets (collectively, a "Business Combination") other than a Business Combination in which all or substantially all of the shareholders of the Company receive fifty percent or more of the stock of the Company resulting from the Business Combination, at least a majority of the board of directors of the resulting corporation are Incumbent Company Directors and after which no person or entity owns twenty percent or more of the stock of the resulting corporation, who did not own such stock immediately before the Business Combination; or (iv) occurrence of any of the events described in (ii) or (iii) above to Delhaize, or the acquisition by any Person of more than thirty percent of the stock of Delhaize.

     If any Executive terminates his or her employment for Good Reason or if the Company terminates his or her employment (except for "Cause" as defined above, or by reason of the Executive's disability), the Company is required to maintain, for the remaining term of employment or three years (whichever is greater), all employee benefit plans in which the Executive was entitled to participate immediately prior to the date of termination or substantially similar benefits if such plans prohibit the Executive's continued participation. In addition, under the Employment Agreements, the Company would be required to pay the Executive a lump sum equal to three (or the number of years remaining under the Employment Agreement, whichever is greater) times the Executive's current base salary.

     Upon a Change in Control, or if the Executive's employment terminates other than for Cause, all of the rights granted to the Executive by the Company to own or acquire stock of the Company (including stock options and restricted stock granted under the 1996 Employee Stock Incentive Plan or other plans) will automatically vest upon the date of such Change in Control or date of termination, provided however, that (assuming no occurrence of a Change in Control) such rights shall not vest if the Executive's employment is terminated for his or her failure adequately to perform his or her duties under his or her Employment Agreement as determined by an affirmative vote of at least seventy percent of the Board of Directors of the Company.

     The Employment Agreements prohibit the Executives, without the written consent of the Board of Directors, from engaging in any retail or wholesale grocery business directly competitive with the business of the Company or any affiliate thereof in any geographic area in which the Company or affiliate is operating at the date of termination. This prohibition applies to the Executives during the term of the Employment Agreements and for a period of two years after their termination. The Employment Agreements also place restrictions, for a period of two years after termination of an Executive's employment, on the recruitment or solicitation of employees or independent contractors of the Company for the purpose of being employed by such Executive or an entity on behalf of which such Executive is acting as agent, representative or employee. If, however, an Executive's employment is terminated prior to the first anniversary of the date on which a Change in Control occurs, the foregoing restrictions on competition and solicitation by such Executive shall not apply.

     Under the Employment Agreements, the Company agrees to indemnify the Executives to the fullest extent permitted under North Carolina law from and against any losses, claims, damages, costs and expenses suffered by the Executives as a result of the fact that they are or were officers of the Company or are or were serving at the request of the Company as officers, employees or agents of an affiliate of the Company. Each Employment Agreement also provides that in the event that any payments to which the Executive is entitled are subject to tax imposed by Section 4999 of the Internal Revenue Code (the "Excise Tax"), the Company shall pay the Executive an additional amount such that the net amount retained by the Executive shall be equal to the amount to which the Executive is entitled prior to deduction of the Excise Tax.

  DEFERRED COMPENSATION AGREEMENTS

     The Company has entered into deferred compensation agreements with the President and Chief Executive Officer and all Vice Presidents of the Company providing for the payment of deferred compensation commencing on reaching age 65 (if employed by the Company at such time) and continuing until their death or for a period of ten years, whichever occurs later. Annual payments to each of the Named Executives pursuant to these agreements will be as follows: Mr.
Smith -- $15,000, Mr. Hall -- $10,000, Mr. McCanless -- $10,000, Mr.
Benner -- $10,000 and Ms. Kohn -- $10,000.

     Tom Smith has also entered into a Deferral Agreement and Election with the Company, pursuant to which he has made an irrevocable election to defer such portion of his compensation each year as necessary to avoid receiving any non-performance based compensation in excess of $1,000,000 for purposes of IRC
Section 162(m) in any such year. Such irrevocable election to defer shall last until Mr. Smith's retirement, death or total disability, or until his employment with the Company is otherwise terminated. All deferred amounts shall be paid to Mr. Smith, together with a rate of return of 10% per annum, in a lump sum or, at Mr. Smith's election, in installments over five, ten or fifteen years.

  SALARY CONTINUATION AGREEMENTS

     The Company has entered into salary continuation agreements with each of the Named Executives providing for payments to a named beneficiary in the event of such executive's death prior to attaining the age of 65 while employed by the Company. The agreements are intended to encourage participants to continue employment with the Company.

     Payments for the first 12 months following death are fixed. If death occurs prior to attaining the age of 55, payments after the first 12 months following death are made through the month the decedent would have attained the age of 65 or for a maximum period of 24 years, whichever is less. If death occurs at or after 55 but prior to attaining the age of 65, payments after the first 12 months following death are made for a period of 9 years. Except as provided above, all rights of the participant terminate upon his reaching age 65 or on the date he retires or, for reasons other than death, ceases to be an active employee of the Company. The following table sets forth the amounts payable to the Named Executives pursuant to the arrangements described above:

                                               MONTHLY
                                               PAYMENT                    SUBSEQUENT
                                            -------------              MONTHLY PAYMENTS
                                                FIRST       --------------------------------------
NAME OF INDIVIDUAL                          TWELVE MONTHS   24-YEAR PERIOD(1)        9-YEAR PERIOD
------------------                          -------------   -----------------   OR   -------------
Tom E. Smith..............................     $55,756           $    --                $22,302
Joseph C. Hall, Jr........................      25,267            12,634                 10,107
R. William McCanless......................      21,056            10,528                  8,422
A. Edward Benner, Jr......................      14,104                --                  5,642
Pamela K. Kohn............................      12,634             6,317                  5,053

---------------

(1) Based on Mr. Smith's and Mr. Benner's current age of 56, neither of them is eligible to receive payments under the 24-year period calculation.

LOW INTEREST LOAN PLAN

     Until December 31, 1997, the Company maintained a Low Interest Loan Plan to provide low interest unsecured demand loans to certain officers and employees of the Company. The Board of Directors of the Company terminated the Low Interest Loan Plan as of December 31, 1997 and no further loans were extended under the plan as of that date. However, the terms of the plan apply to amounts, if any, still outstanding thereunder. With minor exceptions, the total of all loans outstanding to any one employee cannot exceed the following percentages of the employee's annual salary: an amount equal to 25% during the first year of participation in the Low Interest Loan Plan, 50% during the second year, 75% during the third year and

100% thereafter. Interest is payable in monthly installments and may be paid through bi-monthly payroll deductions from the borrower's salary. The rate of interest charged is a rate equal to one half of the prime rate of NationsBank Corporation on the first business day of each calendar quarter. Pursuant to the Low Interest Loan Plan, the principal amount of a loan is payable on demand (or within 90 days after a borrower leaves service with the Company). Participants must supply a financial statement before receiving a loan under the Low Interest Loan Plan, although no collateral is required.

     The following table sets forth, with respect to the Named Executives, the largest amounts outstanding under the plan during the fiscal year ended January 3, 1998 and the amounts outstanding as of March 20, 1998:

                                                                                 AMOUNT
                                                            LARGEST AMOUNT   OUTSTANDING ON
                                                             OUTSTANDING       MARCH 20,
NAME OF INDIVIDUAL                                           DURING 1997          1998
------------------                                          --------------   --------------
Tom E. Smith..............................................     $    -0-         $    -0-
Joseph C. Hall, Jr........................................     $    -0-         $    -0-
R. William McCanless......................................     $ 77,250         $    -0-
A. Edward Benner, Jr......................................     $177,700         $177,700
Pamela K. Kohn............................................     $    -0-         $    -0-

                         INFORMATION REGARDING DELHAIZE

     Delhaize is the beneficial owner of approximately 39.5% and 51.7% respectively, of the outstanding Class A Common Stock and Class B Common Stock of the Company. Delhaize, a Belgian corporation founded in 1867, has its principal executive offices at rue Osseghem, 53, 1080 Brussels, Belgium. Its shares are listed on the Brussels Stock Exchange. Delhaize is engaged primarily in the operation of supermarkets located in Belgium and supplied by its own warehouse facilities, the operation of other retail food outlets and the packaging, distribution and sale of wine, food and food products. Although a precise determination cannot be made since its shares are not registered, its management estimates that approximately 35% of the outstanding stock of Delhaize is held by the descendants of the founders and their relatives, including Messrs. Beckers, Raquez, Stroobant and de Vaucleroy. Delhaize is the owner of the lion logo, which the Company uses with its own trademarks pursuant to a nonexclusive license agreement.

                              CERTAIN TRANSACTIONS

     Tom E. Smith, President and Chief Executive officer of the Company, is the beneficial owner of 50% of the common stock of SAFHI, Inc., a corporation which owns two Hampton Inn motels, one in Salisbury, North Carolina (the "Salisbury Hampton Inn") and one in Mount Pleasant, South Carolina. In 1997, the Company paid $350,793.60 to the Salisbury Hampton Inn, in connection with lodging for various management trainees and other employees of the Company and its subsidiaries. The Company believes that the rates paid to the Salisbury Hampton Inn for such lodging were at least as favorable as would have been obtainable from an unrelated party.

     For other information relating to certain transactions, see "Executive Compensation -- Compensation Committee Interlocks and Insider Participation."

                           PROPOSALS OF SHAREHOLDERS

     Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, under certain conditions, shareholders may request the Company to include a proposal for action at a forthcoming meeting of the shareholders of the Company in the proxy material of the Company for such meeting. All proposals of shareholders intended to be presented at the 1999 Annual Meeting of the Company must be received by the Company no later than December 16, 1998 for inclusion in the Proxy Statement and proxy card relating to such meeting. Subject to any rights that a shareholder has, pursuant to Rule 14a-8, to have a proposal included in the Proxy Statement, if a shareholder wishes to raise a matter at a shareholders' meeting, or if a shareholder wishes to nominate a person for election to the Board of Directors of the Company at an annual or special meeting, the shareholder is required by the Company's bylaws to give written notice to the Secretary of the Company at least 10 but no more than 60 days before the meeting, unless fewer than 21 days' notice of the meeting is given to shareholders. If fewer than 21 days' notice of the meeting is given to shareholders, the notice by the shareholder must be received by the Secretary no more than 10 days after the date on which the notice of the meeting is mailed to shareholders. The Company's bylaws should be consulted for the specific requirements for raising matters at shareholders' meetings and for nominating persons to the Board of Directors.

                                 OTHER MATTERS

     The management of the Company knows of no other business that will be presented for consideration at the meeting. However, if other matters are properly presented at the meeting, it is the intention of the proxy holders named in the accompanying proxy card to vote such proxies in accordance with their best judgment.

     By order of the Board of Directors.

                                          TOM E. SMITH
                                          Chairman of the Board, President
                                          and Chief Executive Officer

April 15, 1998

                                                                      Appendix A

PROXY
                                Food Lion, Inc.
                    This Proxy is Solicited on Behalf of the
                     Board of Directors of Food Lion, Inc.

     The undersigned, having received the Notice of Meeting and the Proxy Statement, hereby appoints Tom E. Smith and R. William McCanless, and each of them, as proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Class B Common Stock of Food Lion, Inc. owned of record by the undersigned on the matters listed on the reverse side hereof and, in their discretion, on such other matters as may properly come before the Meeting of Shareholders to be held at the Catawba College Keppel Auditorium, Salisbury, North Carolina on Thursday, May 7, 1998 at 10:00 a.m., and any adjournments or postponements thereof.

          If you plan to attend the Meeting of Shareholders in person, please mark the appropriate box on the reverse side of this card.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote your shares unless you sign and return this card.

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE






    Please mark your                                                       8724
[X] votes as in this
    example.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" all of the Board of Directors' nominees and "FOR" Proposal 2.
The proxies are authorized to vote upon such other business as may properly come before the Meeting unless otherwise specified herein.
--------------------------------------------------------------------------------
          The Board of Directors recommends a vote FOR all Proposals.
--------------------------------------------------------------------------------
1. Election of Directors               FOR            WITHHELD
                                       [ ]              [ ]

Pierre-Olivier Beckers, Dr. Jacqueline Kelly Collamore,
Jean-Claude Coppieters 't Wallant, William G. Ferguson,
Dr. Bernard W. Franklin, Joseph C. Hall, Jr.,
Margaret H. Kluttz, Dominique Raquez, Tom E. Smith, Gui de Vaucleroy

For, except vote withheld from the following nominees(s):

_________________________________________________________


2. Appointment of Coopers & Lybrand L.L.P. as independent accountants for the fiscal year ending January 2, 1999.

                        FOR       AGAINST       ABSTAIN
                        [ ]         [ ]           [ ]

--------------------------------------------------------------------------------



                              Do you plan to attend the Meeting      YES     NO
                              of Shareholders in person?             [ ]     [ ]


SIGNATURE(S)__________________________________  Date _________________, 1998

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE




                                [FOOD LION LOGO]